EXHIBIT 99.1

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502	NEWS RELEASE

Farmers & Merchants Contacts

Company Contact:	Investor and Media Contact:

Lars B. Eller President and Chief Executive Officer Farmers & Merchants Bancorp, Inc. (419) 446-2501 leller@fm.bank	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Farmers & Merchants Bancorp, Inc. Announces Completion of the Peoples-Sidney Financial Corporation Acquisition

ARCHBOLD, OHIO, October 3, 2022, Farmers & Merchants Bancorp, Inc. (“F&M”, “FMAO”, or the “Company”) (Nasdaq: FMAO), the holding company for Farmers & Merchants State Bank, announced today that it has completed the acquisition of Peoples-Sidney Financial Corporation (“Peoples” or “PPSF”).

Lars Eller, President and CEO of F&M, stated, “We are thrilled to complete the Peoples acquisition, which is the fifth acquisition we have closed since 2019. Peoples expands our presence in Sidney and greater Shelby County, and we are excited to bring our community-oriented banking and financial services to customers across these markets. Our successful acquisition strategy combined with strong organic growth has helped increase our bank assets to over $2.8 billion. On behalf of everyone at F&M, we are pleased to welcome the employees and customers of Peoples to F&M.”

With the addition of PPSF, F&M now operates 33 full-service branches with total deposits of $2.3 billion and total loans of $2.1 billion at June 30, 2022. F&M provides financial services through its offices within Ohio and Indiana, as well as Loan Production Offices in Ohio, Indiana, and Michigan.

PPSF branch signage transitioned to Farmers & Merchants State Bank on October 1, 2022 and the system conversion will occur on December 5, 2022.

About Farmers & Merchants State Bank:

The Farmers & Merchants State Bank is a local independent community bank that has been serving Northwest Ohio and Northeast Indiana since 1897. The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services. Our locations are in Champaign, Fulton, Defiance, Hancock, Henry, Lucas, Williams, and Wood counties in Western Ohio. In Northeast Indiana, we have offices located in Adams, Allen, DeKalb, Jay, Steuben and Wells counties, and we have Loan Production Offices in West Bloomfield, Michigan; Muncie, Indiana; and Bryan and Oxford, Ohio.

Safe harbor statement

Farmers & Merchants Bancorp, Inc. (“F&M”) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended.

Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions, capital market conditions, or the effects of the COVID-19 pandemic, and its impacts on our credit quality and business operations, as well as its impact on general economic and financial market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov or through F&M’s website www.fm.bank.